AMENDMENT TO LOAN AGREEMENT AND NOTES

THIS AMENDMENT TO LOAN AGREEMENT AND NOTES (this "**Amendment**") dated as of November 8, 2023 (the "**Amendment Effective Date**"), by and between: **ZIRCON CORPORATION**, a California corporation ("**Borrower**"), and **U.S. BANK NATIONAL ASSOCIATION**, a national banking association, as successor in interest to Union Bank, N.A. ("**Bank**"), has reference to the following facts and circumstances (the "**Recitals**"):

A. Borrower and Bank have executed a Loan Agreement dated as of January 23, 2023 (as thereafter amended, supplemented or otherwise modified from time to time, the "**Loan Agreement**"; all capitalized terms not otherwise defined herein shall have the same meanings as ascribed to them in the Loan Agreement).

B. Borrower has executed the following promissory notes (together, the "**Notes**") that are referred to in and subject to the terms and conditions of the Loan Agreement: (i) a Commercial Promissory Note dated January 27, 2023, payable to Bank in the original principal amount of 12,000,000.00 (the "**Revolving Loan Note**"), and (ii) a Commercial Promissory Note, payable to Bank dated September 30, 2019 in the original principal amount of $300,000.00 (the "**Term Loan Note**").

C. The Loan Agreement and the Notes are described in and secured by certain security documents (collectively, the "**Security Documents**"), including, but not limited to, a Security Agreement dated as of November 5, 2014, executed by Borrower in favor of Bank and covering the personal property as more particularly described therein (the "**Security Agreement**"). The Loan Agreement, the Notes and the Security Documents, and all other instruments and agreements executed, delivered and/or filed pursuant thereto or in connection therewith are referred to herein as the "**Loan Documents**".

D. Borrower is in default of the terms and conditions of the Loan Agreement as a result of its merger with Harmony Energy Technologies, Inc., as more particularly described in a Notice of Default from Bank to Borrower dated October 11, 2023 (the "**Existing Default**").

E. Borrower has requested Bank to waive the Existing Default and amend the terms of the Loan Agreement and the Notes in the manner set forth herein; and Bank is willing to agree to waive the Existing Default and amend the terms of the Loan Agreement and the Notes on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Bank hereby agree as follows:

1. **Recitals.** The Recitals are true and correct, and, with the defined terms set forth herein, are incorporated by this reference.

2. **Waiver of Existing Default.** Upon satisfaction of each of the closing conditions set forth in Section 13 hereof, Bank waives the Existing Default.

3. **Amendments to Loan Agreement.** As of the Amendment Effective Date, the Loan Agreement is hereby amended as follows:

(a) The initial paragraph of Section 1.1.1 of the Loan Agreement titled "The Revolving Loan" is deleted and the following substituted in lieu thereof:

"Bank will loan to Borrower an amount (the "Revolving Loan Commitment") not to exceed (i) during the period beginning on the Amendment Effective Date and ending on December 30, 2023, Twelve Millon Dollars ($12,000,000.00), and (ii) from and after December 31, 2023, Ten Million Dollars ($10,000,000.00) outstanding in the aggregate at any one time (the "Revolving Loan"). The Revolving Loan Commitment is subject to reduction pursuant to the terms of Section 1.11 of this Agreement. The proceeds of the Revolving Loan shall be used for Borrower's general working capital purposes. Borrower may borrow, repay and reborrow all or part of the Revolving Loan in amounts of not less than One Hundred Fifty Thousand Dollars ($150,000) in accordance with the terms of the Revolving Note (identified below); provided however, if at any time Borrower's obligations to Bank under the Revolving Loan exceed the sum permitted, Borrower shall immediately repay to Bank the excess. All borrowings of the Revolving Loan must be made before February 29, 2024, at which time all unpaid principal and interest on the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by Bank's standard form of commercial promissory note (as thereafter amended from time to time, the "Revolving Note"). Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed correct. Omission of Bank to make any

such entries shall not discharge Borrower of its obligation to repay tin full with interest all amounts borrowed."

(b) Section 1.1.1 (c) of the Loan Agreement titled "The Supply Chain Finance Sublimit" is deleted.

(c) Section 1.1.2 of the Loan Agreement titled "Term Loan" is deleted in its entirety and the following substituted in lieu thereof:

"**1.1.2** [Reserved]"

(d) The first sentence of Section 1.1.3 of the Loan Agreement titled "Term Loan A" is deleted and the following substituted in lieu thereof:

"Bank previously made a term loan to Borrower (the "Term Loan") on September 30, 2019 in the original principal amount of $300,000, which matures on February 29, 2024."

(e) The following definitions of "Amendment Effective Date" and "Business Day" are added to Section 1.2 of the Loan Agreement titled "Terminology" in their proper alphabetical locations:

""Amendment Effective Date" means the effective date of that certain Amendment to Loan Agreement and Notes dated November 8, 2023, executed by and between Borrower and Bank.

"Business Day" means any day except a Saturday, Sunday or legal holiday observed by Bank."

(f) Section 1.3 of the Loan Agreement titled "Borrowing Base" is deleted and the following substituted in lieu thereof:

"**1.3 Borrowing Base.** Notwithstanding any other provision of this Agreement, Bank shall not be obligated to advance funds under the Revolving Loan at any time that Borrower's aggregate obligations to Bank thereunder exceed the sum of (a) eighty percent (80%) of Borrower's Eligible Accounts, *plus* (b) fifty percent (50%) of Borrower' Eligible Inventory, not to exceed a sublimit (the "Inventory Sublimit") in the amount of (i) during the period beginning on the Amendment Effective Date and ending on December 30, 2023, $4,000,000, and (ii) from and after December 31, 2023, $3,000,000, *minus* (c) the principal balance then outstanding on the Term Loan. The Inventory Sublimit is subject to reduction pursuant to the terms of Section 1.11 of this Agreement. If at any time Borrower's obligations to Bank under the Revolving Loan exceed the sum so permitted, Borrower shall immediately repay to Bank such excess."

(g) The following new Sections 1.11 and 1.12 are added to the Loan Agreement in their proper numerical locations:

"**1.11 Sales of Stock.** The Revolving Loan Commitment set forth in Section 1.1.1 of this Agreement and the Inventory Sublimit set forth in Section 1.3 of this Agreement shall be reduced by twenty-five percent (25%) of the amount of net proceeds received by Borrower's parent company, ZRCN, Inc., a Delaware corporation, from any sale of its capital stock (whether through a public or private offering) in excess of the amount of funds disclosed in the offering to be specifically committed and applied to the project described therein (which shall not include any contingency line items). Such reductions to the Revolving Loan Commitment and the Inventory Sublimit shall automatically take effect on the second Business Day after any such sale.

1.12 Guaranty of ZRCN, Inc. The Borrower's obligations under this Loan Agreement and any Notes shall at all times from and after the First Amendment Effective Date be jointly, severally, irrevocably and unconditionally guaranteed by ZRCN, Inc., a Delaware corporation."

(h) Subparagraph (a) of Section 4.5 of the Loan Agreement titled "Information Furnished" is hereby deleted in its entirety and the following substituted in lieu thereof:

"(a) as soon as available, but not later than thirty (30) days after the end of each fiscal month of each year, a copy of the unaudited balance sheet Borrower as of the end of such month, and the related statements of income, shareholders' equity and cash flows, for such fiscal month and for the portion of the fiscal year then ended, all certified by a Borrower's chief financial officer or other duly

authorized officer as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Borrower, subject to normal year-end adjustments and absence of footnote disclosures."

(i) Section 4.9 of the Loan Agreement titled "Cash Flow Ratio" is deleted in its entirety and the following substituted in lieu thereof:

"**4.9 Minimum Fixed Charge Coverage Ratio.** Borrower will not permit the Fixed Charge Coverage Ratio, for any period of twelve consecutive fiscal months ending on the last day of each fiscal quarter, to be less than 1.25 to 1.00. "Fixed Charge Coverage Ratio" means, as of any date of determination, the ratio of (a) (i) EBITDA *plus* rental and operating lease expense for such period, *minus* (ii) the aggregate cash amount of income taxes paid during such period, minus (iii) the aggregate amount of cash dividends and distributions paid during such period, *minus* (iv) Maintenance Capital Expenditures made during such period, to (b) Fixed Charges. "EBITDA" means, with respect to any period of determination, an amount equal to net income of the Borrower for such period, plus the following, to the extent deducted or excluded in computing such net income: (a) interest expense, (b), income taxes, (c) depreciation, and (d) amortization (all as determined in accordance with GAAP). Adjustments to EBITDA for non-cash and non-recurring gains, losses, income, and expense are permitted at the Bank's sole discretion. "Maintenance Capital Expenditures" means the amount equal to 50% of depreciation and amortization expense. "Fixed Charges" means, with respect to any fiscal period, the total (without duplication), in dollars, for Borrower as determined in accordance with GAAP consistently applied, of: (a) the principal amount of long-term Indebtedness and obligations, in each case, paid or which were scheduled to be paid during such period, (b) scheduled capital lease payments paid or which were scheduled to be paid during such period, (c) aggregate interest expense for such period, including interest paid on the Revolving Loan and the Term Loan, obligations on capital leases and any other indebtedness for such period (including amortization of original issue discount and non-cash interest payments), and (d) aggregate rent/operating lease expense for such period."

(j) Section 5.6 of the Loan Agreement titled "Redemption of Stock" is deleted in its entirety and the following substituted in lieu thereof:

"**5.6. Restricted Payments.** Borrower will not (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Capital Stock, (ii) purchase, redeem or otherwise acquire for value any Capital Stock now or hereafter outstanding, (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to any indebtedness the payment of which is subordinated to payment of the Loans (including, without limitation indebtedness owing by Borrower to the Stauss Family Revocable Trust) or (iv) make any loans to the stockholders of Borrower or any affiliate of Borrower, lineal descendants or spouses of such stockholders, or trusts established for the benefit of any such persons."

(k) The following new Section 7.13 is added to the Loan Agreement in its proper numerical location:

"7.13 CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. BORROWER HEREBY IRREVOCABLY (A) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY CALIFORNIA STATE COURT SITTING IN SANTA CLARA COUNTY, CALIFORNIA AND/OR ANY UNITED STATES OF AMERICA COURT SITTING IN THE NORTHERN DISTRICT OF CALIFORNIA, SAN JOSE DIVISION, AS BANK MAY ELECT, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND/OR ANY OTHER LOAN DOCUMENT, (B) AGREES THAT ALL CLAIMS IN RESPECT TO SUCH SUIT, ACTION OR PROCEEDING MAY BE HELD AND DETERMINED IN ANY OF SUCH COURTS, (C) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THE BORROWER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, (D) WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND (E) AUTHORIZES THE SERVICE OF PROCESS UPON THE BORROWER BY REGISTERED MAIL SENT TO THE BORROWER AT ITS ADDRESS DETERMINED PURSUANT TO this SECTION 7.13. **EACH OF BORROWER AND BANK HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN**

WHICH BORROWER AND BANK ARE PARTIES RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR ANY OTHER LOAN DOCUMENT."

(l) The following new Section 7.14 is added to the Loan Agreement:

"7.14 California Judicial Reference.

(a) Any and all disputes, claims and controversies arising out of, connected with or relating to this Agreement or any other Loan Document or the transactions contemplated thereby (individually, a "Dispute") that are brought before a forum in which pre-dispute waivers of the right to trial by jury are invalid under applicable law shall be subject to the terms of this Section in lieu of the jury trial waivers otherwise provided in the Loan Documents. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, disputes as to whether a matter is subject to judicial reference, or claims concerning any aspect of the past, present or future relationships arising out of or connected with the Loan Documents. Notwithstanding the foregoing, this paragraph shall not apply to any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act or any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any similar master agreement governing any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing).

(b) Any and all Disputes shall be heard by a referee and resolved by judicial reference pursuant to California Code of Civil Procedure ("CCCP") §§ 638 et seq.

(c) The referee shall be a retired California state court judge or an attorney licensed to practice law in the State of California with at least 10 years' experience practicing commercial law. The parties hereto (the "Parties") shall not seek to appoint a referee that may be disqualified pursuant to CCCP § 641 or § 641.2 without the prior written consent of all Parties. If the Parties are unable to agree upon a referee within 10 calendar days after one Party serves a written notice of intent for judicial reference upon the other Parties, then the referee will be selected by the court in accordance with CCCP § 640(b).

(d) The referee shall render a written statement of decision and shall conduct the proceedings in accordance with the CCCP, the Rules of Court, and the California Evidence Code, except as otherwise specifically agreed by the Parties and approved by the referee. The referee's statement of decision shall set forth findings of fact and conclusions of law. The decision of the referee shall be entered as a judgment in the court in accordance with CCCP §§ 644 and 645. The decision of the referee shall be appealable to the same extent and in the same manner that such decision would be appealable if rendered by a judge of the superior court.

(e) Notwithstanding the preceding agreement to submit Disputes to a judicial referee, the Parties and the other Loan Documents preserve, without diminution, certain rights and remedies at law or equity and under the Loan Documents that such Parties may employ or exercise freely, either alone or in conjunction with or during a Dispute. Each Party shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (A) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (B) all rights of self-help including peaceful occupation of property and collection of rents, setoff, and peaceful possession of property, (C) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy

proceeding, and (D) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of a judicial referee to grant similar remedies that may be requested by a party in a Dispute. No provision in the Loan Documents regarding submission to jurisdiction and/or venue in any court is intended or shall be construed to be in derogation of the provisions in any Loan Document for judicial reference of any Dispute. The Parties do not waive any applicable federal or state substantive law (including without limitation the protections afforded to banks under 12 U.S.C. § 91 or any similar applicable state law) except as provided herein.

(f) If a Dispute includes multiple claims, some of which are found not subject to this Section, the Parties shall stay the proceedings of the claims not subject to this Section until all other claims are resolved in accordance with this Section. If there are Disputes by or against multiple parties, some of which are not subject to this Section, the Parties shall sever the Disputes subject to this Section and resolve them in accordance with this Section.

(g) During the pendency of any Dispute that is submitted to judicial reference in accordance with this Section, each of the Parties to such Dispute shall bear equal shares of the fees charged and costs incurred by the referee in performing the services described in this Section. The compensation of the referee shall not exceed the prevailing rate for like services. The prevailing Party shall be entitled to reasonable and documented out-of-pocket court costs and legal fees, including customary attorney fees (limited to the fees of one counsel), expert witness fees, paralegal fees, the fees of the referee and other reasonable and documented out-of-pocket costs and disbursements charged to the party by its counsel, in such amount as is determined by the referee. In the event of any challenge to the legality or enforceability of this Section, the prevailing Party shall be entitled to recover the reasonable and documented out-of-pocket costs and expenses from the non-prevailing Party limited, in the case of attorney's fees to the reasonable and documented attorneys' fees of one counsel, incurred by it in connection therewith.

(h) THIS SECTION CONSTITUTES A "REFERENCE AGREEMENT" BETWEEN THE PARTIES WITHIN THE MEANING OF AND FOR PURPOSES OF CCCP § 638."

4. <u>Amendments to Revolving Loan Note</u>. As of the Amendment Effective Date, the Revolving Loan Note is hereby amended as follows:

(a) The four (4) paragraphs under Section 1.a. of the Revolving Loan Note titled "Base Interest Rate" are deleted in their entirety so that the Revolving Loan Note shall at all times bear interest at the Reference Rate as provided under Section 1.b. of the Revolving Loan Note.

5. **Amendments to Term Loan Note.** As of the Amendment Effective Date, the Term Loan Note is hereby amended as follows:

(a) The references to "April 1, 2025" as the "Maturity Date" in the table at the top of page one of the Term Loan Note and in the first paragraph of the Term Loan Note that begins "FOR VALUE RECEIVED" and any similar references are hereby deleted and replaced with "February 29, 2024", upon which date all obligations under the Term Loan Note shall be due and payable in full.

(b) The four (4) paragraphs under Section 1.a. of the Revolving Loan Note titled "Base Interest Rate" are deleted in their entirety so that the Revolving Loan Note shall at all times bear interest at the Reference Rate as provided under Section 1.b. of the Revolving Loan Note.

6. <u>Binding Obligations</u>. The Loan Agreement, the Notes and the Security Documents, are, and shall remain, the binding obligations of Borrower and/or other third parties, and all of the provisions, terms, stipulations, conditions, covenants and powers contained therein shall stand and remain in full force and effect, except only as the same are herein and hereby expressly and specifically varied or amended, and the same are hereby ratified and confirmed, and Bank reserves unto itself all rights and privileges granted thereunder.

7. <u>Reaffirmation; Authority</u>. Borrower hereby reaffirms all representations, warranties, covenants and agreements recited in the Loan Agreement, the Notes, and the Security Documents as of the date hereof, and the same are hereby adopted as representations, warranties, covenants and agreements of Borrower herein. Borrower further represents and warrants that, except for the Existing Default that is being waived by Bank, it is not in default

under any of its obligations under the Loan Agreement, the Note, and the Security Documents, and that it has full power and authority to execute and deliver this Amendment, and that the execution and delivery hereof has been duly authorized, and that all necessary and proper acts have been performed or taken.

8. **Release.** In consideration for Bank's continued forbearance against Borrower, and in order to induce Bank to enter into this Amendment, Borrower, for itself and its members, shareholders, directors, officers, employees, agents, guarantors, successors and assigns, hereby unconditionally releases Bank and its shareholders, directors, officers, employees, agents, affiliates, successors and assigns (collectively, the "**Lender Released Parties**") of and from any and all liabilities, claims, demands, suits and/or causes of action, if any, whether known or unknown, for any action taken by any of the Lender Released Parties or for any failure by any of the Lender Released Parties to take any action at any time prior to the execution of this Amendment. Borrower expressly acknowledges and agrees that **this release applies to all claims for injuries, damages or losses that Borrower may have against the Lender Released Parties** (whether those injuries, damages, or losses are known or unknown, foreseen or unforeseen, or patent or latent) and **Borrower hereby knowingly waives any and all rights and protections under California Civil Code Section 1542**, which reads as follows: "A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party." This Release is not conditional and is effective notwithstanding the failure of Borrower to satisfy any of the conditions set forth in this Amendment.

9. **Further Assurances.** Following the Amendment Effective Date, Borrower agrees to execute and deliver to Bank at any time and from time to time any and all further conveyances, assignments, confirmations, satisfactions, releases, instruments of further assurance, approvals, consents and any and all such further instruments and documents as may be reasonably necessary, appropriate, expedient or proper in the opinion of Bank or its counsel in order to effectuate, complete, perfect or protect the transactions described herein or in the Loan Agreement, the Note, the Security Documents or any other documents executed in connection therewith or contemplated thereby.

10. **Expenses.** Borrower agrees to pay or reimburse Bank for all reasonable out-of-pocket costs and expenses incurred by Bank in connection with the preparation, negotiation, execution, administration and/or enforcement of this Agreement and the Loan Documents, including, without limitation, reasonable outside counsel attorneys' fees and expenses, appraisal fees and collateral examination fees, within ten (10) business days of Bank's demand therefor.

11. **Applicable Law.** This Amendment shall be governed by and construed in accordance with the substantive laws of the State of California (without reference to conflict of law principles) but giving effect to federal laws applicable to national banks.

12. **Counterparts; Electronic Images.** This Amendment may be executed in any number of counterparts (including telecopy counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Borrower hereby acknowledges the receipt of a copy of this Amendment and all other Loan Documents. Bank may, on behalf of Borrower, create a microfilm or optical disk or other electronic image of this Amendment and any or all of the Loan Documents. Bank may store the electronic images of this Amendment and any other Loan Document in its electronic form and then destroy the paper original as part of Bank's normal business practices, with the electronic image deemed to be an original.

13. **Closing Conditions.** Notwithstanding any provision contained in this Amendment to the contrary, this Amendment shall not be effective unless and until Bank shall have received the following, all in form and substance acceptable to Bank:

(a) this Amendment, duly executed by Borrower;

(b) the Guaranty referenced in Section 3(g) hereof, duly executed by ZRCN Inc.; and

(c) Borrowing Resolutions of the Boards of Directors of Borrower and ZRCN Inc., duly executed by the respective Secretaries of Borrower and ZRCN Inc..

Borrower and Bank have executed this Amendment as of the Amendment Effective Date.

[SIGNATURES ON FOLLOWING PAGE]

SIGNATURE PAGE-
AMENDMENT TO LOAN AGREEMENT AND NOTES dated November 8, 2023

Borrower:

ZIRCON CORPORATION,
a California corporation

By: [signature]
Name: Bob Bourque
Title: President & COO

Bank:

U.S. BANK NATIONAL ASSOCIATION

By: [signature]
Name: Timothy Hill
Title: Vice President